AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 25, 2022 (“Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Letter Agreement between ALPS and Adviser dated December 18, 2017
“ALPS”	ALPS Distributors, Inc.
“Adviser”	Bluerock Fund Advisor, LLC
“Additional Adviser”	Bluerock Credit Fund Advisor, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		BLUEROCK FUND ADVISOR, LLC

By:	/s/ Stephen Kyllo	By:	/s/ Jordan Ruddy

Name:	Stephen Kyllo	Name:	Jordan Ruddy

Title:	SVP & Director	Title:	President

BLUEROCK CREDIT FUND ADVISOR, LLC

By:	/s/ Jordan Ruddy

Name:	Jordan Ruddy

Title:	President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Additional Adviser is added as a party.

2.	The address lines are revised as follows:

“ALPS DISTRIBUTORS, INC.

1290 Broadway, Suite 1000

Denver, CO 80203”

“Bluerock Fund Advisor, LLC

Bluerock Credit Fund Advisor, LLC

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105”

3.	The second sentence of the opening paragraph is deleted in its entirety and replaced with:

“Bluerock Fund Advisor, LLC and Bluerock Credit Fund Advisor, LLC (collectively, the “Adviser”) act as investment adviser to one or more Funds pursuant to the terms of Investment Advisory Agreements with the Fund(s) each respectively advises, as denoted on Exhibit A.”

4.	Exhibit A of the Existing Agreement is deleted in its entirety and replaced with the following Exhibit A:

“EXHIBIT A – FUNDS

Bluerock Total Income + Real Estate Fund (advised by Bluerock Fund Advisor, LLC)

Bluerock High Income Institutional Credit Fund (advised by Bluerock Credit Fund Advisor, LLC)”.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.